UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 2, 2011, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2011 cash bonus plan for our executive officers. The 2011 bonus plan provides for the following bonus structure for executives, including the Company’s “named executive officers” in the final prospectus dated September 27, 2011 for the Company’s initial public offering.

•

Executives will become eligible for bonuses based upon company performance and individual performance. A percentage of each executive’s target bonus for the year will be allocated to each of these performance categories. For executives other than the Chief Executive Officer (the “CEO”), 80% of target bonus eligibility will be based on company performance and 20% will be based on individual performance. For the CEO, 100% of target bonus eligibility will be based on company performance. For 2011, the Committee set target bonus levels at approximately 33% of base salary for each of the named executives other than the CEO. For the CEO, the Committee has not yet determined the target bonus percentage for 2011.

•	The company performance category is weighted 40% for achievement of 2011 revenue targets, 20% for gross margin targets and 40% for projected 2012 revenue growth, as determined in early 2012.

•

Based on the foregoing structure, the Committee will determine the percentage achievement levels for the company and individual performance categories following the end of 2011. The following table shows the percent of target bonus eligibility allocated to each these two categories that would be triggered based on percent of achievement of performance goals:

Metric & Payout	Minimum	Target	High
Company Performance

Company Performance	80%	100%	120%

Payout as a % of target bonus	50%	100%	150%
Individual Performance

Individual Performance	80%	100%	120%

Payout as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for either of the company performance or individual performance categories is not achieved, no bonus eligibility would be triggered for the respective category.

•	Actual payment of any bonuses remains subject to the final discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 7, 2011	By:	/s/ Jeryl Hilleman
Jeryl Hilleman
Chief Financial Officer